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                                                                     EXHIBIT 3.9

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        RESIDENTIAL FUNDING CORPORATION

            1. The name of the corporation (hereinafter referred to as the "Corporation") is Residential Funding Corporation.

            2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

            3. The purpose of the Corporation is to engage it any lawful activities for which corporations may be organized under the General Corporation Law of Delaware.

            4. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock of the par value of one dollar ($1) per share.

            5. The name and mailing address of the incorporator is as follows:

      Name                                Mailing Address

Lanny A. Schwartz                         c/o Cleary, Gottlieb, Steen &
                                              Hamilton
                                          One State Street Plaza
                                          New York, New York 10004

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             6. (a) To the fullest extent permitted by the Delaware General
Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

            (b) The Corporation shall indemnity to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

            (c) Neither any amendment nor repeal of this paragraph 6, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this paragraph 6, shall eliminate or reduce the effect of this paragraph 6 in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this paragraph 6, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

            7. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

            a. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            b. The election of directors of the Corporation need not be by written ballot.

            c. The Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal by-laws, subject to the power of the stockholders to alter or repeal by-laws made by the Board of Directors.

            d. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept, subject

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      to any applicable statutory provision, outside the State of Delaware at such place or places as may designated from time to time by the Board of Director or in the by-laws of the Corporation.


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